Company Press Release

                                 Mentortech Inc.

                  Mentortech Announces the Sale of its New York City-based
                        Consulting Services Division to
                                   ForSoft Ltd.



New York--April 27, 1999--Mentortech Inc.(Nasdaq Bulletin Board:MNTK) announced that the Company's Board of Directors has approved the sale of its New York City-based consulting services division for approximately $1.8 million to ForSoft Ltd.(Nasdaq: FORS), which is a related company and a leading provider of information technology services and systems integration services. The execution of a definitive agreement and the closing of the transaction is expected to take place in May. Upon the sale of the consulting services division, Mentortech will have divested itself of all of its U.S.-based operations. On March 15, 1999 the Company sold its metropolitan New York-based instructor led training activities to Knowledge Alliance, Inc.

Mentortech develops and offers instructor-led training and technology-based training courses for information technology professionals in the State of Israel. Mentortech's programs include a wide range of introductory and advanced classes in a multitude of subjects ranging from full vocational training programs which are geared to training individuals to become information technology professionals to end-user computer proficiency courses.

_________________

Contact:

Mentortech Inc., New York
Roy Machnes, President
Telephone:  212/736-5870
 or
For ForSoft Ltd.
Dennis S. Dobson, Inc., Fairfield
Dennis S. Dobson
203/255-7902